UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2025

Viking Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37355	46-1073877
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9920 Pacific Heights Blvd, Suite 350
San Diego, California		92121
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 858 704-4660

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	VKTX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Definitive Material Agreement.

Strategic Manufacturing and Supply Agreement

On March 10, 2025, Viking Therapeutics Ireland Limited (“Viking Ireland”), a wholly owned subsidiary of Viking Therapeutics, Inc. (the “Company”), entered into a Strategic Manufacturing and Supply Agreement (the “Supply Agreement”) with Corden Pharma Schweizerhalle GmbH, Corden Pharma GmbH and Corden Pharma Colorado, Inc. (collectively, “CordenPharma”), pursuant to which CordenPharma shall timely manufacture, supply and deliver quantities of VK2735 and/or other pharmaceutical materials (collectively, the “API”), and Viking Ireland shall order at least a minimum quantity of API over a period of approximately four years after commercial launch of the API and a minimum percentage of Viking Ireland’s commercial requirements for API for a period of three years after commercial launch of the API, all of the foregoing as discussed in more detail below. CordenPharma also shall timely manufacture, supply and deliver the API for use by Viking Ireland to conduct clinical trials at Viking Ireland’s request. The price for the API manufactured and supplied pursuant to the Supply Agreement will be determined through good-faith negotiations between Viking Ireland and CordenPharma, subject to a maximum price that will be reduced as Viking Ireland orders certain minimum quantities of the API. Pursuant to the Supply Agreement, Viking Ireland will provide CordenPharma with a rolling forecast for its orders of the API for commercial use, a certain portion of which will be binding, and CordenPharma shall timely manufacture, supply and deliver such orders to the extent that the amounts ordered do not exceed the forecast plus an additional upside percentage of the forecast. CordenPharma also shall use best efforts to timely manufacture and supply and deliver by the applicable specified delivery dates any amounts of API ordered by Viking Ireland that are greater than the amounts of the forecast plus upside.

Pursuant to the Supply Agreement, CordenPharma agreed to dedicate an entire manufacturing line to Viking Ireland and to provide additional manufacturing capacity if required by Corden to meet its obligations to timely supply Viking Ireland. In addition, Viking Ireland may elect for Corden to install an additional manufacturing line in the facility at least until June 30, 2028 and thereafter subject to space being available.

The Supply Agreement also includes customary acceptance, warranty, quality, testing and inspection, audit, access to information, and confidentiality terms and conditions.

The Supply Agreement has an initial term of eight years unless terminated earlier in accordance with its terms and conditions and automatically extends for successive three-year renewal periods unless terminated by Viking Ireland or Corden with certain advance notice and upon certain conditions or by either party upon an uncured material breach by the other party.

Prepayment Agreement

In connection with and pursuant to the Supply Agreement, Viking Ireland and CordenPharma entered into a Prepayment Agreement, effective as of March 10, 2025 (the “Prepayment Agreement”), pursuant to which Viking Ireland agreed to make prepayments to CordenPharma, as payment in advance for the purchase of the API, in the amount of $90.0 million in the aggregate during the period from 2025-2028 and an additional amount in 2028 for the procurement and receipt of key starting and other raw materials and ingredients used in manufacturing the API (collectively, the “API Prepayments”). Each API Prepayment is contingent upon CordenPharma having satisfied certain milestones applicable to such prepayment.

In order to secure CordenPharma’s obligations under the Prepayment Agreement, CordenPharma shall grant to Viking Ireland before any API Prepayment a security interest in its Plankstadt facility, and may be required to provide additional collateral to Viking Ireland as specified in the Prepayment Agreement.

Under the Prepayment Agreement, CordenPharma shall provide a credit to Viking Ireland of a certain percentage against each invoice for API until such credits in the aggregate equal the API Prepayments in the aggregate.

Fill and Finish Agreement

In connection with the Supply Agreement, Viking Ireland, on the one hand, and Corden Pharma GmbH, Corden Pharma Lisbon S.A. and Corden Pharma S.p.A., on the other hand (collectively, the “CordenPharma Parties”) entered into a Manufacturing and Supply (Drug Product) Agreement, effective as of March 10, 2025 (the “Fill and Finish Agreement,” and together with the Supply Agreement and the Prepayment Agreement, the “CordenPharma Agreements”), pursuant to which the CordenPharma Parties shall timely manufacture, supply and deliver, and Viking Ireland shall order at least a designated minimum percentage for a period of three years following receipt of marketing approval from the FDA or comparable foreign authority of a Viking Ireland product candidate containing the API (such product and any other Viking Ireland product candidate containing the API, collectively, the “Product”) of, Viking Ireland’s commercial requirements for Product for commercial use, all of the foregoing as discussed in more detail below. The price for the Product manufactured and supplied pursuant to the Fill and Finish Agreement will be determined through good-faith negotiations between Viking Ireland and the CordenPharma Parties, subject to a maximum price that will be reduced based on the quantities ordered by Viking Ireland. The CordenPharma Parties also shall timely manufacture, supply and deliver Product for use by Viking Ireland to conduct clinical trials at Viking Ireland’s request. Pursuant to the Fill and Finish Agreement, Viking Ireland will provide the CordenPharma Parties with a rolling forecast for its orders of Product for commercial use, a certain portion of which will be binding, and the CordenPharma Parties shall timely manufacture, supply and deliver such orders to the extent that the amounts ordered do not exceed the forecast (which forecast for injectable Products may be up to the sum in the aggregate of any reserved capacity, the capacity of any Dedicated Line(s), and any other available capacity of the CordenPharma Parties for the applicable injectable Products (as discussed in more detail below)) plus an additional upside percentage. The CordenPharma Parties also shall use best efforts to timely manufacture and supply and deliver by the applicable specified delivery dates any amounts of Product ordered by Viking Ireland that are greater than the amounts of the forecast plus upside.

Pursuant to the Fill and Finish Agreement, Viking Ireland may elect in writing to make prepayments (the “Product Prepayments”) to the CordenPharma Parties to reserve manufacturing capacity for the supply of Product formulated for subcutaneous injection of API (the “Injectable Product”) ordered by Viking Ireland in any calendar year during the term of the Fill and Finish Agreement (the “Prepaid Injectable Period”), which prepayment amount will depend on the volume of units of the Injectable Product ordered by Viking Ireland. Additionally, Viking Ireland may elect in writing that the CordenPharma Parties install one or more manufacturing lines (each, a “Dedicated Line”) for the Injectable Product in the applicable manufacturing facility owned or controlled by the CordenPharma Parties or their affiliates, for which Viking Ireland shall make Product Prepayments in installments contingent upon the CordenPharma Parties having satisfied certain milestones, including milestones related to obtaining regulatory approval for the Dedicated Line(s) and the CordenPharma Parties’ supply and delivery of the Injectable Product manufactured using the Dedicated Line(s). The CordenPharma Parties shall provide a credit to Viking Ireland of a certain percentage against each invoice for Product up to an amount that equals the Product Prepayments in the aggregate.

The Fill and Finish Agreement also includes customary acceptance, warranty, quality, testing and inspection, audit, access to information, and confidentiality terms and conditions.

The Fill and Finish Agreement has an initial term of eight years unless terminated earlier in accordance with its terms and conditions and automatically extends for successive three-year renewal periods unless terminated by Viking Ireland or Corden with certain advance notice and upon certain conditions or by either party upon an uncured material breach by the other party.

The foregoing descriptions of the CordenPharma Agreements do not purport to be complete and are qualified in their entirety by reference to the full text of the CordenPharma Agreements, which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2025 and are incorporated by reference herein. The CordenPharma Agreements are incorporated herein by reference only to provide investors with information regarding their terms. They are not intended to provide any other factual information on the Company or any of its subsidiaries.

In each CordenPharma Agreement, each party made customary representations and warranties and agreed to customary covenants, including, without limitation, with respect to indemnification, for transactions of this type. The representations, warranties and covenants contained in the CordenPharma Agreements were made only for purposes of the CordenPharma Agreements and in some cases only as of specific dates, were solely for the benefit of the parties thereto and may be subject to limitations agreed upon by the contracting parties. Investors are not third-party beneficiaries under the CordenPharma Agreements and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. The CordenPharma Agreements should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the Securities and Exchange Commission. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the CordenPharma Agreements, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 regarding the CordenPharma Agreements is hereby incorporated by reference.

Item 8.01. Other Information.

On March 11, 2025, the Company issued a press release announcing its entry into the CordenPharma Agreements. A copy of the press release is filed as Exhibit 99.1 to the Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No	Description
99.1	Press Release, dated March 11, 2025.
104	Cover Page Interactive Data File, formatted in Inline Extensible Business Reporting Language (iXBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIKING THERAPEUTICS, INC.

Date:	March 11, 2025	By:	/s/ Brian Lian, Ph.D.
Brian Lian, Ph.D. President and Chief Executive Officer (Principal Executive Officer)